Exhibit 10.3

ASSET PURCHASE AGREEMENT

 THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is entered into as of this 16th day of March, 2009, by and between Premere Resources Corporation, a Wyoming corporation having its principal place of business 7463 S. 227th East Avenue, Broken Arrow, Oklahoma 74014 and referred herein as “SELLER” and Duke Mining Company, Inc.,, a Texas corporation, ,having its principal place of business at 3001 Knox Street Suite 401 Dallas, Tx_75205 and referred herein as “BUYER”.

W I T N E S S E T H:

    WHEREAS,  PREMERE is the valid and legal owner of the mining leases, claims and rights identified on Exhibit “A” attached hereto and made a part hereof; and

    WHEREAS, PREMERE desires to sell, transfer and assign to Duke Mining Company, Inc. 100% of its right, title and interest in and to the mining leases, claims and rights shown on Exhibit “A” subject to the provisions of this Agreement and save and except a 6% of 8/8ths net smelter royalty interest as that term is defined herein, and

    WHEREAS,   the Board of Directors PREMERE and Duke Mining Company, Inc. deem it in the best interests of each to complete the transaction herein contemplated;

    NOW, THEREFORE, in consideration of the promises and of the mutual agreements, provisions, covenants, representations and warranties herein contained, the parties hereby agree as follows:

1.   Purchase and Sale of Assets.

    1.01  Purchase and Sale.  On and subject to the terms and conditions of this Agreement, BUYER agrees to purchase from SELLER and SELLER agrees to sell, transfer, convey and deliver to BUYER one hundred percent (100%) of the right, title and interest in and unto the mining leases, claims and rights shown on Exhibit “A” attached hereto and made a part hereof, herein referred to as the Acquired Assets save and except a 6% of 8/8ths net smelter royalty reserved to RIDGEPOINTE MINING COMPANY as previously reserved.   The net smelter royalty shall be determined and paid monthly by deducting (1) the direct operating expenses (excluding any administrative overhead allocations or charges) associated with mining, processing and refining any and all precious metals, base minerals or other materials sold as a result of mining activity on the Acquired Assets and (2) any royalty interests paid on behalf of the Buyer to any State or Federal agency whether now imposed or imposed in the future from any proceeds received from the sale, exchange or assignment of the any and all precious metals, base minerals or other materials extracted from the Acquired Assets. The net smelter royalty shall be paid one month in arrears. Any net smelter royalty unpaid for a period of sixty days or more shall constitute a lien position against the entire claim area as described in Exhibit “A”.

1.02

Purchase Price.  The BUYER agrees to purchase the Acquired Assets from SELLER at Closing for the following consideration:

(a)

Restricted common stock of a public company to be acquired by Duke Mining Company, Inc. tendered  as soon as possible, to SELLER in the amount of 50 shares. of Duke Mining Company, Inc. or 5% of the total outstanding stock.  Seller’s 5% equity position shall be maintained unto which time Seller is paid in full and there is no outstanding balanced owed to Seller.

(b)

As provided above, the reservation of a Six percent (6%) net smelter royalty to RIDGEPOINTE MINING COMPANY.

(c)

BUYER agrees to post sufficient bonds with the State of Utah to allow the release and return of the current bond posted by SELLER in the amount of $10,000 to be returned.

(d)

Within eighteen (18) months from the Closing herein, Buyer agrees to (1) spend a minimum of $0.5 million in new capital to develop the mine or (2) construct a processing and mining facility sufficient to process a minimum of 100 tons of placer material per day for the recovery of gold. In the event that Buyer is unable to develop a 100 ton per day processing facility or in the alternative does not spend the minimum amount of capital outlined in (1) above, within 30 days after the expiration of the 18th month after Closing, Buyer agrees to reclaim the disturbed areas on the mining claims in accordance with state of Utah requirements and re-assign the mining claims to Premere Resources Corporation. Buyer further agrees that it will maintain the claims in full force and effect during the 18 months after closing such that, in the event of re-assignment to Premere, Premere shall receive valid and enforceable mining claims. Buyer agrees to provide Premere the following:  If electing option (1); Copies of all capital expenditures made on the property on a monthly basis as well as monthly reports of operations to validate its expenditures under this paragraph.  If electing option (2); Copies of purchase orders for materials needed to construct a processing and mining facility per requirements indicated in item (2) above, as well as monthly reports of operations and any other data needed to validate compliance.

(e)

Seven hundred fifty thousand ($750,000.00) dollars, USD, payable as follows:

                        1.     Twenty thousand ($20,000.00) dollars, USD paid on or before March 16, 2009

                        2.     Thirty thousand ($30,000.00) dollars  USD paid on or before April 15, 2009

                        3.     Fifty thousand ($50,000.00) dollars USD paid on or before May 14, 2009

                        4.     One hundred ($100,000.00) dollars USD paid on or before June 15, 2009

                        5.     The balance of $550,000 to be evidenced by a convertible notes payable in installments of one hundred thousand ($100,000.00) dollars USD paid on or before the 15th of  each subsequent month beginning October 15, 2009 until

 .                              paid in full.

  Closing.  Subject to the terms and provisions of this Agreement, the closing of the transactions contemplated by this Agreement will be at 10:00 a.m. at the offices of Duke  on or before March 16, 2009, or at such earlier or later date or such other place as shall be mutually agreed upon in writing by BUYER and SELLER, such date and time sometimes being referred to herein as the "Closing" or "Closing Date."

2.   Representations and Warranties of BUYER.

    The BUYER represents and warrants, to SELLER that, to the best of its knowledge, the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.

    2.01  Authority.  The BUYER has all requisite  power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered by the BUYER hereunder, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it.  The execution and delivery of this Agreement by the BUYER and all agreements, instruments, and documents to be executed and delivered by the BUYER hereunder, the performance by the BUYER of all the terms and conditions hereto to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the BUYER, and no other corporate proceedings of The BUYER are necessary with respect thereto.  All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by the BUYER hereunder, have been duly authorized to do so by all necessary actions on the part of the BUYER.  This Agreement constitutes, and each other agreement and instrument to be executed by the BUYER hereunder, when executed and delivered by the BUYER, will constitute, the valid and binding obligation of the BUYER enforceable against it in accordance with its terms.

    2.02  Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any federal, state or local government, governmental agency or court to which the BUYER is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which the BUYER is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any security interest upon any of its assets. Under the terms of Section 1.03 above, the BUYER will be required to give notice to, make a filing with, or obtain the authorization, consent or approval of the bank, investment banker or brokerage house in order for the BUYER to consummate the transactions contemplated by this Agreement.

    2.03  Disclosure.  The representations and warranties contained in this Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 2 not misleading.

    2.04  Representation.  The BUYER represents and warrants that in making the decision to acquire the Acquired Assets, they have relied upon their own independent investigations and the independent investigations by their representatives, including their own professional legal, tax, and business advisors, and that the BUYER  and their representatives have been given the opportunity to examine all relevant documents and to ask questions of and to receive answers from SELLER.

3.   Representations and Warranties Concerning SELLER.

    SELLER, represents and warrants to the BUYER that, to the best of their knowledge, the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.

    3.01  Authority.  SELLER has all requisite power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered by SELLER hereunder, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it.  This Agreement constitutes, and each other agreement and instrument to be executed by SELLER hereunder, when executed and delivered by SELLER, will constitute, the valid and binding obligation of SELLER enforceable against it in accordance with its terms.

    3.02  Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which SELLER is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which SELLER is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any security interest upon any of its assets.  SELLER is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any federal, state or local government, governmental agency, bank, financial institution or other party in order for SELLER and  BUYER to consummate the transactions contemplated by this Agreement.

    3.03  Title.  SELLER has, and upon the Closing Date will have, valid and binding contractual rights to  the Acquired Assets, free and clear of all liens, claims, mortgages, security interests, pledges, encumbrances or restrictions on transfer of any kind or nature.

    3.04  Governmental Approvals.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority (including, without limitation, any department, bureau or agency), is required to be obtained or made in connection with the execution and delivery of this Agreement by SELLER or the consummation by SELLER of the transactions contemplated hereby the failure of which to obtain would have a material adverse affect on the Acquired Assets, the BUYER or the BUYER's ability to own, operate or exploit the Acquired Assets.

    3.05  Disclosure.  The representations and warranties contained in this Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4.   Survival.

    4.01  Survival.  None of the representations and warranties of SELLER and BUYER contained in this Agreement  shall survive the Closing Date, except for 3.03, even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing Date.

5.   Conduct and Transactions prior to Closing.

    5.01  Covenants of SELLER.  Between the date of this Agreement and the Closing Date or, if earlier termination of this Agreement:

(a)

SELLER agrees to give the BUYER its agents and representatives, full access to the Acquired Assets and all of SELLER's premises and books and records relating to the Acquired Assets and its operation, and to furnish the BUYER with such financial and operating data and other information with respect to the Acquired Assets and its ownership and operation as the BUYER shall from time to time request; provided, however, that any such investigation shall not affect any of the representations and warranties of SELLER hereunder; and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of SELLER.  In the event of termination of this Agreement, the BUYER will return to SELLER all documents, work papers, and other material obtained from SELLER in connection with the transactions contemplated hereby and will keep confidential any information obtained pursuant to this Agreement unless such information is ascertainable from public or published information or trade sources.

(b)

SELLER will conduct its business relating to the Acquired Assets only in the ordinary course and will not engage in any practice, take any action or enter into any transaction relating to the Acquired Assets outside the ordinary course of business.

6.   Conditions to Closing.

    6.01  Conditions to Obligations of The BUYER.  The obligation of the BUYER to affect the Closing of the transactions contemplated by this Agreement shall be subject to the following conditions:

    (a)   SELLER shall have furnished the BUYER with certified copies of resolutions duly adopted by its Board of Directors authorizing all necessary and proper corporate action approving the execution, delivery and performance of this Agreement.

    (b)   Except to the extent waived hereunder, (i) the representations and warranties of SELLER contained herein shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time; and (ii) SELLER shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied by them prior to the Closing Date.

    (c)   SELLER shall have obtained and delivered to the BUYER all consents required to consummate the transactions contemplated by this Agreement.

    (d)   There shall not have occurred (i) any material adverse change in the Acquired Assets or the business, properties, results of operations or financial condition of SELLER, (ii) any loss of or damage to any of the Acquired Assets (whether or not covered by insurance) of SELLER which will materially affect or impair the ability of the BUYER to own or operate the Acquired Assets.

    (e)   All statutory requirements for the valid consummation by SELLER of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all federal, state or local governmental agencies and authorities required to be obtained in order to permit consummation by SELLER of the transactions contemplated by this Agreement and to permit the business now or previously carried on by SELLER with the Acquired Assets to continue unimpaired to any material degree immediately following the Closing Date shall have been obtained.  Between the date of this Agreement and the Closing Date, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute) an investigation or other proceeding which is pending at the Closing Date relating to the transactions contemplated by this Agreement and between the date of this Agreement and the Closing Date no action or proceeding shall have been instituted or, to the knowledge of SELLER, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

    (f)   SELLER shall have complied with the delivery requirements set forth in Section 7.03 of this Agreement.

    6.02  Conditions to Obligations of SELLER.  The obligation of SELLER to effect the Closing of the transactions contemplated by this Agreement shall be subject to the following conditions:

    (a)   The BUYER shall have furnished SELLER with certified copies of resolutions duly adopted by its Board of Directors or Trustee, as required, authorizing all necessary and proper corporate action approving the execution, delivery and performance of this Agreement.

    (b)   Except to the extent waived hereunder, (i) the representations and warranties of the BUYER contained herein shall be true in all material respects at the Closing Date with the same effect as though made at such time; and (ii) the BUYER shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

   (c)   All statutory requirements for the valid consummation by the BUYER of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit consummation by the BUYER of the transactions contemplated by this Agreement shall have been obtained.  Between the date of this Agreement and the Closing Date, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute) in a writing directed to SELLER, the BUYER or any of their subsidiaries, an investigation which is pending at the Closing Date relating to the transactions contemplated by this Agreement and between the date of this Agreement and the Closing Date no action or proceeding shall have been instituted or, to the knowledge of the BUYER, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain the damages in respect thereof.

7.   Actions at Closing.

    7.01  Transactions at the Closing.  At the Closing the following events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events.

   7.02 Deliveries by The BUYER. At Closing, The BUYER will deliver to SELLER:

(a)

A restricted common stock certificate of a public company that Duke will merge into, in an amount of 50 shares. And sufficient to vest SELLER with a five percent (5%) equity position in the capital stock of   the public entity in which Duke will merge.

(b)

An assignment, in the form attached hereto as Exhibit “C”, evidencing SELLER’s six percent (6%) net smelter royalty interest as that term is defined herein;

(c)

A copy of any and all bonds posted with the State of Utah, as required by the State, to allow the release of the current bond posted by SELLER for reclamation of the existing claims.

(d)

Certified copies of corporate resolutions and other  corporate  proceedings taken by the   BUYER to authorize the execution, delivery and performance of this Agreement.

    7.03  Deliveries by SELLER.  At Closing, SELLER shall deliver to the BUYER:

(a)

A Deed of  Assignment of one hundred percent (100%) interest in and unto the Acquired Assets in the form attached as Exhibit “B” and other instruments of transfer, assignment and conveyance as The BUYER shall reasonably request to vest in The BUYER good and marketable title to the Acquired Assets; and

(b)

Certified copies of corporate resolutions and other corporate proceedings taken by SELLER to authorize the execution, delivery and performance of this Agreement.

8.   Termination.

    8.01  Termination of the Agreement.  The parties may terminate this Agreement as provided below:

(a)

The BUYER and SELLER may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)

This Agreement shall terminate if not closed on or before the “closing” date indicated above.

8.02

Effect of Termination.

(a)

If either The BUYER or SELLER terminates this Agreement pursuant to Section 8.01(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party.

9.   Miscellaneous.

    9.01  Survival of Covenants, Representations and Warranties.  Except as otherwise specifically provided, the covenants, representations and warranties contained herein shall expire and be terminated and extinguished at the Closing Date  ,except for 3.03.

    9.02  Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Oklahoma.

    9.03  Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid if addressed as follows:

    To:   BUYER:

            DUKE MINING COMPANY, INC.

            3001 Knox St. Suite 401

            Dallas, TX 75205

            Attn. Darren L. Miles, CEO

    To:  SELLER:

             Premere Resources Corporation

             7463 S. 227th East Avenue

             Broken Arrow, Oklahoma  74014

             (ph:713-540-6541)

             Attention:  Mr. Ben Campbell, President

    9.04  No Assignment.  This Agreement may not be assigned by either party or by operation of law or otherwise unless expressly agreed to in advance and in writing by both parties hereto and, in the event of an attempted assignment, this Agreement shall terminate.

    9.05  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

    9.06 Confidentiality. Both BUYER and SELLER further agree that the amounts and contributions described herein, and all terms and conditions of this Agreement, are and shall remain strictly privileged and confidential and shall not be communicated or published in any manner to any person not a party to this Agreement except (i.) as permitted by the parties’ prior written authorization; (ii.) ordered by a court of competent jurisdiction or (iii.) as required in connection with the disclosure guidelines of material events under the Securities Act of 1933, as amended. This Agreement shall not, by itself, be filed in any court of record nor shall it be entered into evidence in any action at any time without the express written consent of all parties to this Agreement or upon court order. The parties each acknowledge that SELLER will be required to file this Agreement as an exhibit to its Form 8-K and Form 10-K reports to the Securities and Exchange Commission and that these filings are exempt from the requirements of this Section. BUYER and SELLER agree to use their best efforts prior to closing to agree upon the contents of a press release to be made by SELLER, as required under the Securities Act of 1933, as amended.

    9.07  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    9.08  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.09  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the BUYER and SELLER.  No waiver by an party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    9.10  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    9.11  Expenses.  Except as otherwise expressly provided herein, each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

    9.12  Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word "including" shall mean including without limitation.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

9.13   First Right of Refusal.   Buyer will be granted the first right of refusal to acquire additional claims and rights controlled by Seller before they are offered to other potential acquirers.  Buyer will have 60 days to respond to any first rights of refusal before the claims or rights are offered to any other party.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SELLER:

PREMERE RESOURCES CORPORATION

By:
Ben Campbell, President

BUYER:

DUKE MINING COMPANY, INC.

By:
Darren L. Miles, Chief Executive Officer

EXHIBIT “A”

Attached to and made a part of that certain Asset Purchase Agreement dated March ____, 2009 by and between Premere Resources Corporation as Seller and Duke Mining Company, Inc._as Buyer.

State	County	Mineral Claim	Acres	Legal Description

Utah	San Juan	ML 50719	640.00	SEC 36 T29 S R 22E SLB and M